UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2022 (December 19, 2022)

REGENERON PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

000-19034	13-3444607
(Commission File Number)	(I.R.S. Employer Identification No.)

777 Old Saw Mill River Road, Tarrytown, New York	10591-6707
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 847-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock – par value $.001 per share	REGN	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 19, 2022 (the “Closing Date”), Regeneron Pharmaceuticals, Inc. (“Regeneron” or the “Company”) entered into a credit agreement (the “Credit Agreement”) by and among the Company, as a borrower and guarantor; certain direct subsidiaries of the Company, as the initial subsidiary borrowers; the lenders and issuing banks from time to time party thereto; and JPMorgan Chase Bank, N.A., as administrative agent, swingline lender, and an issuing bank.

The Credit Agreement provides for a $750 million senior unsecured five-year revolving credit facility (with a $25 million sublimit for swingline borrowings and a $50 million sublimit for letters of credit) (the “Credit Facility”) and replaces the Company’s previously existing $750 million revolving credit facility, which was contemporaneously terminated as described in Item 1.02 below. The loans under the Credit Facility have a variable interest rate based on either the Secured Overnight Financing Rate-based rate or the alternate base rate (or other applicable rate with respect to non-dollar borrowings), plus an applicable margin that varies with the Company’s debt rating and total leverage ratio. The Credit Agreement includes an option for the Company to elect to increase the commitments under the Credit Facility and/or to enter into one or more tranches of term loans in the aggregate principal amount of up to $500 million, subject to the consent of the lenders providing the additional commitments or term loans, as applicable, and certain other conditions.

As set forth in the Credit Agreement, the Company has the option to amend the Credit Agreement to establish environmental, social, and governance targets which will be used to adjust pricing under the Credit Facility, subject to parameters to be provided in the amended Credit Agreement.

The proceeds of the loans under the Credit Facility may be used to finance the working capital needs, and for general corporate or other lawful purposes, of Regeneron and its subsidiaries. The Company has guaranteed all obligations under the Credit Facility.

The Credit Agreement contains operating covenants and a maximum total leverage ratio financial covenant. Operating covenants include, among other things, limitations on (i) the incurrence of indebtedness by the Company’s subsidiaries, (ii) liens on assets of the Company and its subsidiaries, and (iii) certain fundamental changes and the disposition of assets by the Company and its subsidiaries. The Credit Agreement contains other customary covenants, representations and warranties, and events of default.

The Credit Facility matures, and all amounts outstanding thereunder will become due and payable in full, on December 19, 2027. The Credit Agreement includes an option for the Company to elect to extend the maturity date of the Credit Facility, subject to the consent of the extending lenders and certain other conditions. Amounts borrowed under the Credit Facility may be prepaid, and the commitments under the Credit Facility may be terminated, at any time without premium or penalty. As of the date of this report, no borrowings were outstanding under the Credit Facility.

The foregoing summary of the Credit Agreement is qualified in its entirety by the full text of the Credit Agreement, which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

On the Closing Date, in connection with the entry into the Credit Agreement as described in Item 1.01 above, the Company terminated its then-existing credit agreement, dated as of December 14, 2018, as amended prior to the Closing Date (the “Prior Credit Agreement”), by and among Regeneron, as a borrower and guarantor; certain subsidiaries of Regeneron party thereto as subsidiary borrowers; the lenders and issuing banks from time to time party thereto; and JPMorgan Chase Bank, N.A., as administrative agent, swingline lender, and an issuing bank. In connection with the termination of the Prior Credit Agreement, all guarantees thereunder were terminated and released. No borrowings were outstanding under the Prior Credit Agreement at the time of its termination.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On the Closing Date, the Company entered into the Credit Agreement as described under Item 1.01 above. The description of the Credit Agreement set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Credit Agreement, dated as of December 19, 2022, by and among Regeneron Pharmaceuticals, Inc., as a borrower and guarantor; certain direct subsidiaries of Regeneron Pharmaceuticals, Inc., as the initial subsidiary borrowers; the lenders and issuing banks party thereto; and JPMorgan Chase Bank, N.A., as administrative agent, swingline lender, and an issuing bank.*
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

* Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Regeneron hereby undertakes to furnish supplemental copies of any of the omitted schedules or exhibits to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REGENERON PHARMACEUTICALS, INC.

/s/ Joseph J. LaRosa
Joseph J. LaRosa
Executive Vice President, General Counsel and Secretary

Date: December 20, 2022